EXHIBIT 10.7
INVESTOR RELATIONS CONSULTING AGREEMENT

BY AND BETWEEN

Integrated Environmental Technologies, Ltd.

AND

Gary J. Grieco dba 3GC, Ltd.

This agreement is entered into this 1st day of March 2010 by and between the Integrated Environmental Technologies, Ltd. ("IEVM" and/or "Company") and Gary   J. Grieco dba 3GC, Ltd. ("3GC" and/or "Consultant").

WHEREAS, Consultant has expertise in the area of facilitation and coordination of positive investor relations and possesses extensive experience in financial consultative services and stock sales with regard to publicly-traded companies; and

WHEREAS, Company desires to vigorously pursue positive results from a coordinated investor relations program and to benefit from possible equity-related financial transactions for which the Consultant is uniquely qualified; and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1.  Obligations of Consultant. Consultant agrees to provide the following:

•	Facilitation and coordination of a coordinated investor relations program for the Company;

•	Introduction of the Company to potential investors and investor groups;

•	Review and assessment of potential equity-related financial transactions;

•	Other investor relations and financial consultancy duties as called upon.

Section 2.  Term. The term of this agreement begins on March 1, 2010; expires on September 1, 2010; and may be renewed at that time.

Section 3. Obligation of Company. Company agrees to the following:

•	To pay Consultant $6,000 per month;

•	To pay Consultant for pre-approved travel and expenses incurred in the performance of this Agreement;

•	To make available on a part time basis, and as possible, the use of an office and phone within the Company's facilities.

Section 4. Independent Status. This Agreement shall not in any manner be construed to be a partnership agreement or a joint venture between the parties and the parties hereto expressly agree that this Agreement merely establishes a consulting relationship.

Section 5. Remedies and Limitation on Remedies. In the event of a default by either party, the non-defaulting party shall be limited to the following remedies:

•
In the event of a default by Consultant, Company's remedies shall be limited to the following:  In the event of any default by consultant, and after Company shall have provided Consultant with written notice of such default and shall have given consultant a period of not less than 20 days to sure said default, Company, at its option, shall be entitle to rescind this Agreement and to receive the return of a sum not to exceed all sums previously paid to Consultant; and

•
In the even of a default by the Company, Consultant's remedies shall be limited to the following: In the event that Company fails to make any payment when due, and after Consultant shall have provided Company a period of not less than 20 days to sure said default, Consultant, at its discretion, may file suit against Company for the reasonable value of its services and materials provided to Company to date; such sum not to exceed the sum which would otherwise have been due Consultant pursuant to this Agreement;

•	No party shall have any other remedies against the other party, except those specifically set forth herein.

Section 6. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, addressed to the Consultant as follows:

Gary J. Grieco, dba 3GC, Ltd. 552 Calabash Road
Calabash, NC 29467

addressed to the Company as follows:

Integrated Environmental Technologies, Ltd. 4235 Commerce Street
Little River, SC 29566

or any other address as either party may, from time to time, designate by written notice given in compliance with this section.

Section 6. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference and dispute shall be referred to a single arbitrator agreed upon by the parties, or if no single arbitrator can be agreed upon, an arbitrator or arbitrators shall be selected in accordance with the rules of the American Arbitration and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 7. Law Governing. The Agreement shall be governed by and constructed in accordance with the laws of the State of South Carolina, the United States of America and shall fall completely and wholly into this jurisdiction.

Section 8. Computation of Time. In computing any period of time pursuant to the Agreement, the day of the act, event or default from which the designated period of times begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

Section 9. Titles and Captions. All section titles or captions in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of the Agreement.

Section 10. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or personas may require.

Section 11. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 12. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 13. Amendment. This agreement may be amended only by the written agreement by the parties hereto.

Section 14. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 15. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

Section 16. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

Section 17. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

Section 18. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affect thereby.

THIS AGREEMENT is hereby affirmed by the Parties as of the date first cited above.

Company:

Integrated Environmental Technologies, Ltd.

By:  /s/  William E. Prince
William E. Prince, President and CEO

Consultant:

Gary J. Grieco dba 3GC, Ltd.

By:  /s/  Gary J. Grieco
Gary J. Grieco